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                                                            EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 2-54607 on Form N-1A of our reports dated October 20, 2006, relating to the financial statements and financial highlights of MFS Money Market Fund, appearing in the Annual Reports on Form N-CSR of MFS Series Trust IV for the year ended August 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in each Statement of Additional Information, each of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
March 29, 2007